Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Transphorm, Inc. on Form S-8 (333-238866) of our report dated March 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of and for the years ended December 31, 2020 and 2019 included in this Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 11, 2021.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
March 11, 2021